UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 27, 2007

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware             001-13835             39-1661164
(State or Other Jurisdiction     (Commission file Number)         (IRS Employer
    of Incorporation)                                 Identification No.)

50 Lakeview Parkway, Suite 111, Vernon Hills, IL                     60061
(Address of Principal Executive Offices)                         (Zip Code)

Registrant’s telephone number, including area code (847) 573-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On April 27, 2007, the Registrant entered into a letter agreement with several stockholders pursuant to which these stockholders agreed to exercise their warrants to purchase 9,782,805 shares of the Registrant’s common stock at a reduced exercise price of $0.17 per share. These warrants were originally issued in a private placement in February 2004 at an exercise price of $0.30 per share. The letter agreement with the Registrant provided that in exchange for the reduced exercise price these stockholders agreed not to sell the shares received from the exercise of the warrants for 45 days from the warrant exercise date. On and after 45 days from the warrant exercise date, the stockholders may sell up to 20% of the shares received from the exercise of the warrants. On and after 90 days from the warrant exercise date, the stockholders may sell up to an additional 30% of the shares received from the exercise of the warrants. On and after 180 days from the warrant exercise date, the stockholders may sell all of the shares received from the exercise of the warrants. The resale of the Registrant’s common stock issued upon the exercise of these warrants is covered by a registration statement previously filed by the Registrant. Other than the exercise price and the resale restriction, all other terms of the warrants remain in full force and effect.

The Registrant received $1,663,077 from the exercise of these warrants. The Registrant anticipates that its existing cash balances, coupled with funds received from the warrant exercises and from funds anticipated to be received from operations, should be adequate to fund operations through year-end 2007. The Registrant will need additional funding prior to January 2008 to cover operations.

Incorporating the exercise of these warrants, the Registrant now has 108,484,956 shares of common stock outstanding and 37,996,417 warrants outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 2nd day of May 2007.

            APPLIED NEUROSOLUTIONS, INC.

             By:      /s/David Ellison
     Name:      David Ellison
     Title:       Chief Financial Officer